Exhibit 15
The Board of Directors and Shareholders of Harris Corporation
We are aware of the incorporation by reference in the Registration Statement (Form S-8) dated December 10, 2009 of Harris Corporation for the registration of its common stock of our report dated October 28, 2009 relating to the unaudited condensed consolidated interim financial statements of Harris Corporation that are included in its Form 10-Q for the quarter ended October 2, 2009.

/s/ Ernst & Young LLP
Certified Public Accountants

West Palm Beach, Florida December 10, 2009